Exhibit 10.23

Hand-Delivered

December 31, 2008

Jerome Rota

12396 Dormouse Rd.

San Diego, CA 92129

Re: Severance Agreement

Dear Jerome:

This letter agreement (the “Agreement”) embodies our proposed severance agreement relating to your potential resignation of your employment with DivX, Inc. (“DXN”) in Q1 2009. Unless your written acknowledgment and agreement is delivered to me as a representative of DXN on or before December 31, 2008, this proposal shall expire and be void and of no effect as of 12:00 am, January 1, 2009.

In the event of your resignation of employment with DXN during Q1 2009 or your involuntary termination of employment with DXN during Q1 2009, in exchange for your agreement to the terms contained in this Agreement below (the “Conditions”) and subject to your continued adherence to the terms and conditions of the confidentiality agreement entered into by and between you and DXN, DXN shall deliver to you:

(i) 100% of your potential bonus for 2008 – i.e., a net payment of $43,368.75 reflecting a gross payment of $67,500 minus withholding for taxes (the “Bonus”) provided that if such Bonus were already paid to you in the normal course of business it shall not be paid to you again, plus

(ii) a net payment $36,140.63 reflecting a gross payment of $56,250 minus withholding for taxes;

provided, however, that, at DXN’s sole discretion, the amount payable to you, if any, under the Change in Control Severance Benefit Plan entered into by and between you and DXN may be reduced by the amount paid to you under this Agreement.

The Conditions:

You agree to release DXN, as well as its past and present officers, directors, employees, agents, and any affiliated entities (“Released Parties”), from any and all liability related to or arising out of your employment with or separation from DXN. This release specifically includes, but is not limited to, any claims for wages, bonuses, benefits, or premium pay, wrongful discharge, retaliation, breach of implied contract, breach of implied covenant of good faith and fair dealing, harassment or discrimination and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, age claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, Section 1981 of Title 42 of the United States Code, and the California Fair Employment and Housing Act.

DivX. Inc.
4780 Eastgate Mall	t:+1.858.882.0600
San Diego, CA 92121	f:+1.858.882.0601
USA	w: www.divx.com

Further, you agree that this release is to be interpreted broadly and includes the waiver of all rights under California Civil Code section 1542, which provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You represent and agree that, prior to the execution of this Agreement, you have had the opportunity to discuss the terms of this Agreement with legal counsel of your choosing.

By signing this Agreement, you are agreeing that you have not filed any claims against DXN or any of the other Released Parties in any court or with any governmental agency and, except as otherwise required or permitted by law, you will not prosecute, nor allow to be prosecuted on your behalf, in any state or federal court or administrative agency, any claim related to the matters released in this Agreement.

In addition, you agree that you will return within ten (10) days of the resignation of your employment all DXN property, data, and information belonging to DXN and agree that you will not use or disclose to others any confidential or proprietary information of DXN or the other Released Parties. You further agree to comply with the continuing obligations set forth in the agreement you signed with DXN regarding confidentiality. In addition, you agree to keep the terms of this Agreement confidential between you and DXN, except that you may tell your immediate family and your attorney or accountant, if any and as needed, or other third parties if required by law; but in no event should you discuss this Agreement or its terms with any current or prospective employee of DXN.

You also agree that you will not act in any manner that might damage DXN’s business or reputation, or the business or reputation of any of the other Released Parties. You further agree that you will not counsel or assist any third parties, or their attorneys, in the preparation, presentation, or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against DXN and/or against any of the other Released Parties, unless under a subpoena or other court order to do so. You further agree that you will assist DXN, and its attorneys, in the preparation, presentation, or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against DXN and/or against any of the other Released Parties.

This Agreement is not an admission by DXN or the other Released Parties that they have engaged, or are now engaging, in any unlawful conduct. DXN and the other Released Parties specifically deny any liability and intend merely to achieve an amicable separation by securing this release of all claims.

This Agreement shall be construed under the laws of the State of California, both procedural and substantive. Any and all disputes or claims arising out of or in any way related to this Agreement, including without limitation, fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, shall be submitted to final and binding arbitration before an arbitrator of the American Arbitration Association in San Diego County in accordance with the rules of that body. The prevailing party shall be entitled to reasonable costs and attomeys’ fees. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If any portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Agreement.

You acknowledge that you have been advised that you may take time to consider this Agreement and that you were informed that you have the right to consult with counsel regarding this Agreement. You acknowledge that you have had sufficient time to consider the Agreement and to consult with counsel and that you do not desire additional time.

This Agreement is intended to be a binding legal document. This Agreement, together with the confidentiality agreement signed by you, sets forth the entire agreement between you and DXN and shall be binding upon each party’s heirs, representatives and successors and supersedes any prior agreement on this subject. No amendments to this Agreement will be valid unless written and signed by you and an officer of DXN.

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If the foregoing terms and conditions are entirely satisfactory to you, please date and sign the Agreement below and return the original to me.

Sincerely,

DivX, Inc.

By:	/s/ David J. Richter
David J. Richter
Executive Vice President

ACKNOWLEDGE AND AGREED:

/s/ Jerome Rota	December 31, 2008
Jerome Rota	Date
(Social Security # [SSN])

Hand-Delivered

February 2, 2009

Jerome Rota

12396 Dormouse Road

San Diego, CA 92129

Re: Acceptance of Resignation

Dear Jerome:

This letter will confirm our acceptance of your resignation of your employment with DivX, Inc. (“DXN”) effective February 2, 2009 in accordance with the terms and conditions set forth in the Severance Agreement entered into by you and DXN dated December 31, 2008 (“Severance Agreement”).

Concurrent with this letter, I am delivering to you 2 checks totaling $5,421.11, reflecting payment to you of $913.43 for salary through February 2, 2009 and for PTO equal to 83.37 hours less applicable withholdings.

In addition, you shall receive those additional gross payments set forth in the Severance Agreement, but please be advised that the net amount of those payments will be different from the net amount reflected in the Severance Agreement due to the difference between the tax withholding amounts for 2009 and those calculated for 2008 due to necessary withholdings for Social Security among other things. These withholdings will be set out in particularity in the document that accompanies such payments. Accordingly, the following is an accurate reflection of those additional payments taking into consideration the 2009 withholding calculations:

(i)	100% of your potential bonus for 2008 – i.e. a net payment of $38,386.95 reflecting a gross payment of $67,500 minus withholding for taxes (the “Bonus”) provided that if such Bonus were already paid to you in the normal course of business it shall not be paid to you again,

Plus

(ii)	a net payment of 35,525.30 reflecting a gross payment of $56,250 minus withholding for taxes.

Within thirty (30) days of the date of this Agreement, you will receive notification from Benefits Coordinators Corp. (BCC) regarding your COBRA benefits.

Please refer to the attached Closing Statement regarding the status of your options and the time for exercising such options. If you have any questions, please contact the stock administrator, Victoria Feroni (vferoni@divxcorp.com or 1-858-882-0633).

Sincerely,

DivX, Inc.

By:	/s/ David J. Richter
David J. Richter
EVP, Corporate Development and Legal

DivX. Inc.
4780 Eastgate Mall	t:+1.858.882.0600
San Diego, CA 92121	f:+1.858.882.0601
USA	w: www.divx.com